Exhibit 99.1

Amcor reports strong financial result and raises fiscal 2022 EPS guidance
March quarter net sales up 16%; Up 5% on a comparable constant currency basis
March quarter GAAP EPS up 3%; Adjusted EPS up 15% on a comparable constant currency basis
Highlights - Nine Months Ended March 31, 2022
•Net sales of $10,635 million, up 13%;
•GAAP Net Income of $696 million, up 2%; GAAP earnings per share (EPS) of 45.6 cents per share, up 4%;
•Adjusted EPS of 56.2 cents per share, up 11% on a comparable constant currency basis;
•Adjusted EBIT of $1,196 million, up 6% on a comparable constant currency basis;
•Increasing returns to shareholders: quarterly dividend increased to 12.0 cents per share; $600 million of share repurchases expected in fiscal 2022; RoAFE increased to 16%; and
•Fiscal 2022 outlook for adjusted EPS growth raised to 9.5-11% on a comparable constant currency basis (previously 7-11%). Adjusted Free Cash Flow of approximately $1.1 billion.

Amcor CEO Ron Delia said: "Amcor has consistently demonstrated the ability to execute exceptionally well, remain focused on our strategic priorities and deliver for our customers. The business has delivered another strong result with March quarter net sales growth accelerating to 5%, contributing to 15% Adjusted EPS growth in the quarter and 11% on a year to date basis. As we carry this momentum into the final quarter of the year, we are also raising our guidance for fiscal 2022 adjusted EPS growth to 9.5-11%."
“Across our business we have continued to focus on sales mix management and to prioritize security of supply for customers. At the same time, our teams have acted quickly and decisively, implementing a range of pricing actions through the year to manage inflation and recover higher input costs. As a result, both the Flexibles and Rigid Packaging segments achieved their strongest earnings growth for the year in the March quarter."
“Amcor has a strong foundation for growth and we believe our investment case has never been stronger. We are capitalizing on a range of attractive opportunities and increasing investments in priority segments such as healthcare and protein and in our innovative, more sustainable product platforms, which are expected to drive stronger growth, margin expansion and long term value creation for all stakeholders."

Key Financials (1)			Nine Months Ended March 31,
GAAP results			2021 $ million	2022 $ million
Net sales			9,407	10,635
Net income			684	696
EPS (diluted US cents)			43.8	45.6

				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results	2021 $ million	2022 $ million
Net sales(2)	9,407	10,635	13	3
EBITDA	1,455	1,507	4	5
EBIT	1,144	1,196	4	6
Net income	805	857	6	8
EPS (diluted US cents)	51.5	56.2	9	11
Free Cash Flow	360	263	(27)
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. RoAFE is a reference to Return on Average Funds Employed. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for Net sales excludes a 12% impact from the pass through of raw material costs, a 1% unfavorable impact from items affecting comparability and a 1% unfavorable currency impact.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Shareholder returns
Amcor generates significant and growing annual free cash flow well in excess of $1 billion, maintains strong balance sheet metrics and is committed to an investment grade credit rating. This annual free cash flow provides substantial capacity to simultaneously reinvest in the business, pursue acquisitions and regularly repurchase shares while also funding a compelling and growing dividend which currently yields approximately 4%.
Share repurchases
Amcor repurchased 36 million shares (2.3% of outstanding shares) during the nine months ended March 31, 2022 for a total cost of $423 million. The Company expects to allocate approximately $600 million of cash towards share repurchases in fiscal 2022.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.00 cents per share (compared with 11.75 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 16.68 Australian cents per share, which reflects the quarterly dividend of 12.00 cents per share converted at an AUD:USD average exchange rate of 0.7196 over the five trading days ended April 29, 2022.
The ex-dividend date will be May 24, 2022, the record date will be May 25, 2022 and the payment date will be June 14, 2022.

Financial results - Nine Months Ended March 31, 2022
Segment information

	Nine Months Ended March 31, 2021				Nine Months Ended March 31, 2022
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	7,350	1,005	14%		8,184	1,069	13%
Rigid Packaging	2,059	209	10%		2,451	194	8%
Other	(2)	(70)			—	(67)
Total Amcor	9,407	1,144	12%	15%	10,635	1,196	11%	16%
(1) Average funds employed includes shareholders' equity and net debt, calculated using a four quarter average and Last Twelve Months adjusted EBIT.

For the March quarter, net sales for the Amcor Group of $3,708 million increased by 16% on a reported basis and 5% on a comparable constant currency basis reflecting strong price/mix benefits. Adjusted EBIT for the March quarter of $427 million was 9% higher than the same quarter last year on a comparable constant currency basis.
Year to date net sales for the Amcor Group increased by 13% on a reported basis, which includes price increases of approximately $1,107 million (representing 12% growth) related to the pass through of higher raw material costs and a combined unfavorable impact of 2% related to items affecting comparability and currency.
Year to date net sales were 3% higher than the same period last year on a comparable constant currency basis. Overall year to date volumes for the Amcor Group were 1% higher than the same period last year and price/mix had a favorable impact on net sales of 2%.
Year to date adjusted EBIT of $1,196 million was 6% higher than last year on a comparable constant currency basis.

Flexibles				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results	2021 $ million	2022 $ million
Net sales	7,350	8,184	11%	3%
Adjusted EBIT	1,005	1,069	6%	8%
Adjusted EBIT / Sales %	13.7	13.1
On a reported basis, net sales for the March quarter of $2,837 million were 14% higher than the same quarter last year and 5% higher on a comparable constant currency basis, reflecting favorable price/mix benefits. Adjusted EBIT was 10% higher than the same quarter last year on a comparable constant currency basis.
On a reported basis, year to date net sales of $8,184 million were 11% higher, which includes price increases of approximately $810 million (representing 11% growth) related to the pass through of higher raw material costs and a combined unfavorable impact of 2% related to items affecting comparability and currency. Year to date net sales were 3% higher than the prior period on a comparable constant currency basis reflecting favorable price/mix.
Amcor continues to successfully execute its long-term strategy of driving growth in priority high value segments which has driven strong mix benefits over several quarters. Supply chain disruptions had a dampening effect on volume growth in some categories through the last nine months, and in parts of the business actions were taken to direct constrained materials to their highest value use, which also had a favorable impact on mix. As a result, overall volumes for the March quarter and year to date were in line with the same period last year.
In North America, year to date net sales grew in the low single digit range driven by favorable mix and higher volumes. Volumes were higher in the medical, condiments, liquid beverage and confectionary end markets, partly offset by lower coffee and frozen food volumes.
In Europe, year to date net sales grew in the mid single digit range driven by strong mix. Higher volumes in pet food, healthcare, premium coffee, meat and confectionary end markets were more than offset by lower film and foil rollstock volumes.
Year to date net sales and volumes grew at mid single digit rates across the Asian emerging markets. In Latin America, while volumes were lower than the same period last year this was more than offset by strengthening price/mix.
Year to date adjusted EBIT of $1,069 million was 8% higher than in the prior period on a comparable constant currency basis reflecting growth in priority high value segments and strong cost performance.
Adjusted EBIT margins of 13.1% remained strong despite the time lag between the impact of higher raw material costs and related pricing actions.

Rigid Packaging				Comparable constant currency ∆%
	Nine Months Ended March 31,		Reported ∆%
Adjusted non-GAAP results	2021 $ million	2022 $ million
Net sales	2,059	2,451	19%	5%
Adjusted EBIT	209	194	(7)%	(7)%
Adjusted EBIT / Sales %	10.1	7.9
On a reported basis, net sales for the March quarter of $871 million were 23% higher than the same quarter last year, and 5% higher on a comparable constant currency basis reflecting volume growth of 2% and a favorable price/mix benefit of 3%. In line with expectations adjusted EBIT was 4% higher than the March quarter last year on a comparable constant currency basis.
On a reported basis, year to date net sales of $2,451 million were 19% higher than the prior year, which includes price increases of approximately $297 million (representing 14% growth) related to the pass through of higher raw material costs. Year to date net sales were 5% higher than the prior period on a comparable constant currency basis reflecting volume growth of 3% and a favorable price/mix benefit of 2%.
In North America, year to date beverage volumes were 2% higher than the prior year. Year to date hot fill container volumes were up 2% (up 6% in the March quarter) against a strong prior year reflecting continued growth in key categories. Specialty container volumes improved sequentially in the March quarter but on a year to date basis were lower than the same period last year which benefited from a strong first half in the home and personal care category.

Note: References to net sales growth are based on comparable constant currency net sales unless otherwise stated.

In Latin America, year to date volumes grew at a double digit rate with higher volumes in Argentina, Colombia, Mexico, and Peru.
On a year to date basis, adjusted EBIT of $194 million reflects lower earnings in North America, partly offset by higher earnings in Latin America. Through the first half of the year, the business in North America was adversely impacted by industry wide supply chain disruptions and shortages of key raw materials. Beverage demand remained elevated while the business operated at full capacity and with low levels of inventory resulting in inefficiencies and higher costs.
Operating conditions and financial performance in the North America business improved through the March quarter. We anticipate this improved performance will continue through the balance of the 2022 fiscal year and earnings in the June 2022 half year will be higher than the June 2021 half year.

Other	Nine Months Ended March 31,
Adjusted EBIT	2021 $ million	2022 $ million
AMVIG (equity accounted investment, net of tax)	3	—
Corporate expenses	(73)	(67)
Total Other	(70)	(67)

Net interest and income tax expense
Net interest expense for the nine months ended March 31, 2022 was $100 million and was in line with the same period last year. Tax expense for the nine months ended March 31, 2022 (excluding amounts related to non-GAAP adjustments) was $232 million and was in line with the same period last year. Adjusted tax expense represents an effective tax rate of 21.2% in the current period (22.0% in the same period last year).
Free Cash Flow
Year to date adjusted free cash flow was $263 million and compares with $360 million last year. The reduction was mainly driven by the timing impact of higher raw material costs on working capital. Year to date capital expenditure increased by $38 million to $373 million as the Company increases investments in strategic organic growth opportunities.
Net debt was $6,172 million at March 31, 2022. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 3.0 times, in line with Amcor's expectations at this time of year given the seasonality of cash flows.

Fiscal 2022 guidance
For the twelve month period ending June 30, 2022, the Company now expects:
•Adjusted EPS growth of approximately 9.5% to 11% (previously 7% to 11%) on a comparable constant currency basis, or approximately 79.5 to 81.0 cents per share (previously 79.0 to 81.0 cents per share) on a reported basis assuming current exchange rates prevail through fiscal 2022.
•Adjusted Free Cash Flow of approximately $1.1 billion.
•Approximately $600 million of cash to be allocated towards share repurchases in fiscal 2022.

Amcor's guidance contemplates a range of factors which create a higher degree of uncertainty and additional complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Note: References to net sales growth are based on comparable constant currency net sales unless otherwise stated.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday May 3, 2022 at 5:30pm US Eastern Daylight Time / Wednesday May 4, 2022 at 7:30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 8080870:
•US & Canada – 888 440 4149
•Australia – 1800 953 093
•United Kingdom – 0800 358 0970
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).

A replay of the webcast will also be available in the "Investors" section at www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures and services. The Company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal 2021, around 46,000 Amcor people generated $13 billion in annual sales from operations that span about 225 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird
Global Head of Investor Relations, Amcor	Vice President Investor Relations, Amcor
+61 3 9226 9028 / +1 2244785790	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Citadel-MAGNUS	Head of Global Communications, Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; failure to successfully integrate acquisitions; challenges to or the loss of Amcor’s intellectual property rights; adverse impacts from the ongoing COVID-19 pandemic; challenging future global economic conditions; impact of operating internationally, including negative impacts from the Russian invasion of Ukraine; price fluctuations or shortages in the availability of raw materials and other inputs; disruptions to production, supply and commercial risks; a failure in our information technology systems; an inability to attract and retain key personnel; costs and liabilities related to current and future environmental and health and safety laws and regulations; labor disputes; the possibility that the phase out of the London Interbank Offered Rate ("LIBOR") causes the interest expense to increase; foreign exchange rate risk; an increase in interest rates; a significant increase in indebtedness; failure to hedge effectively against adverse fluctuations in interest rates and foreign exchange rates; significant write-down of goodwill and/or other intangible assets; need to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; litigation, including product liability claims; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; changing government regulations in environmental, health and safety matters; changes in tax laws or changes in our geographic mix of earnings; the Company’s ability to develop and successfully introduce new products; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to the restructuring plan;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combination;
•significant property impairments, net of insurance recovery;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability.  While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations.  Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP.  The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from May 24, 2022 to May 25, 2022, inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
($ million)	2021	2022	2021	2022
Net sales	3,207	3,708	9,407	10,635
Cost of sales	(2,525)	(2,977)	(7,420)	(8,609)
Gross profit	682	731	1,987	2,026
Selling, general, and administrative expenses	(325)	(326)	(962)	(942)
Research and development expenses	(25)	(24)	(74)	(72)
Restructuring and related expenses, net	24	(9)	(22)	(27)
Other income/(expense), net	17	(3)	27	2
Operating income	373	369	956	987
Interest expense, net	(33)	(31)	(103)	(100)
Other non-operating income, net	1	5	7	12
Income before income taxes and equity in income of affiliated companies	341	343	860	899
Income tax expense	(71)	(72)	(187)	(196)
Equity in income of affiliated companies, net of tax	—	—	19	—
Net income	270	271	692	703
Net income attributable to non-controlling interests	(3)	(2)	(8)	(7)
Net income attributable to Amcor plc	267	269	684	696
USD:EUR average FX rate	0.8295	0.8915	0.8414	0.8713

Basic earnings per share attributable to Amcor	0.173	0.178	0.439	0.457
Diluted earnings per share attributable to Amcor	0.173	0.178	0.438	0.456
Weighted average number of shares outstanding – Basic	1,549	1,503	1,556	1,517
Weighted average number of shares outstanding – Diluted	1,550	1,507	1,562	1,521

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
($ million)	2021	2022
Net income	692	703
Depreciation, amortization, and impairment	426	479
Changes in operating assets and liabilities	(514)	(728)
Other non-cash items	13	135
Net cash provided by operating activities	617	589
Purchase of property, plant, and equipment and other intangible assets	(335)	(373)
Proceeds from sales of property, plant, and equipment and other intangible assets	6	7
Proceeds/(payments) from divestitures	214	(1)
Net debt proceeds	262	1,068
Dividends paid	(556)	(550)
Share buy-back/cancellations	(308)	(423)
Share proceeds/(purchases), net	11	(41)
Other, including effects of exchange rate on cash and cash equivalents	36	(49)
Net increase/(decrease) in cash and cash equivalents	(53)	227
Cash and cash equivalents at the beginning of the year	743	850
Cash and cash equivalents at the end of the period	690	1,077

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2021		March 31, 2022
Cash and cash equivalents	850		1,077
Trade receivables, net	1,864		2,090
Inventories, net	1,991		2,420
Property, plant, and equipment, net	3,761		3,772
Goodwill and other intangible assets, net	7,254		7,088
Other assets	1,468		1,540
Total assets	17,188	17,188	17,987
Trade payables	2,574		2,816
Short-term debt and current portion of long-term debt	103		72
Long-term debt, less current portion	6,186		7,177
Accruals and other liabilities	3,504		3,345
Shareholders' equity	4,821		4,577
Total liabilities and shareholders' equity	17,188		17,987

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, and Earnings per share (EPS)

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	267	267	267	17.3	269	269	269	17.8
Net income attributable to non-controlling interests	3	3			2	2
Tax expense	71	71			72	72
Interest expense, net	33	33			31	31
Depreciation and amortization	145				144
EBITDA, EBIT, Net income, and EPS	519	374	267	17.3	518	374	269	17.8
Material restructuring and related costs(1)	(23)	(23)	(23)	(1.5)	9	9	9	0.6
Material acquisition and other costs	4	4	4	0.3	2	2	2	0.1
Impact of hyperinflation	7	7	7	0.4	6	6	6	0.4
Property and other (gains)/losses, net	—	—	—	—	(4)	(4)	(4)	(0.3)
Amortization of acquired intangibles		40	40	2.5		40	40	2.6
Tax effect of above items			(12)	(0.8)			(13)	(0.8)
Adjusted EBITDA, EBIT, Net income and EPS	507	402	283	18.2	531	427	309	20.4
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					4	6	9	12
% items affecting comparability					—	—	—	—
% currency impact					3	3	3	3
% comparable constant currency growth					7	9	12	15
(1) The three months ended March 31, 2021 includes a $52 million net gain realized upon disposal of a non-core European hospital supplies business as part of optimizing its portfolio under the Bemis Integration restructuring plan.

	Nine Months Ended March 31, 2021				Nine Months Ended March 31, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	684	684	684	43.8	696	696	696	45.6
Net income attributable to non-controlling interests	8	8			7	7
Tax expense	187	187			196	196
Interest expense, net	103	103			100	100
Depreciation and amortization	432				433
EBITDA, EBIT, Net income, and EPS	1,414	982	684	43.8	1,432	999	696	45.6
Material restructuring and related costs	16	16	16	1.0	26	26	26	1.7
Net (gain) / loss on disposals(1)	(9)	(9)	(9)	(0.6)	9	9	9	0.6
Material acquisition and other costs(2)	17	17	17	1.1	4	4	4	0.3
Impact of hyperinflation	17	17	17	1.1	10	10	10	0.6
Property and other losses, net(3)	—	—	—	—	23	23	23	1.5
Pension settlement	—	—	—	—	3	3	3	0.3
Amortization of acquired intangibles		121	121	7.7		122	122	8.0
Tax effect of above items			(41)	(2.6)			(36)	(2.4)
Adjusted EBITDA, EBIT, Net income and EPS	1,455	1,144	805	51.5	1,507	1,196	857	56.2
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					4	4	6	9
% items affecting comparability(4)					—	1	1	1
% currency impact					1	1	1	1
% comparable constant currency growth					5	6	8	11
(1) Net (gain)/loss on disposals for the nine months ended March 31, 2022 includes an expense of $9 million from the disposal of non-core assets. The nine months ended March 31, 2021 includes the gain realized upon the disposal of AMVIG and the loss upon disposal of other non-core businesses not part of material restructuring programs.
(2) Includes costs associated with the Bemis acquisition.
(3) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(4) Reflects the impact of disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2022
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				267				269
Net income attributable to non-controlling interests				3				2
Tax expense				71				72
Interest expense, net				33				31
EBIT	275	64	35	374	332	70	(28)	374
Material restructuring and related costs(2)	36	3	(62)	(23)	9	—	—	9
Material acquisition and other costs	2	—	2	4	2	—	—	2
Impact of hyperinflation	—	7	—	7	—	6	—	6
Property and other (gains)/losses, net	—	—	—	—	(4)	—	—	(4)
Amortization of acquired intangibles	39	1	—	40	39	1	—	40
Adjusted EBIT	352	75	(25)	402	378	77	(28)	427
Adjusted EBIT / sales %	14.1%	10.5%		12.5%	13.3%	8.9%		11.5%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					7	4		6
% items affecting comparability					—	—		—
% currency impact					3	—		3
% comparable constant currency					10	4		9
(1) Other includes equity in income of affiliated companies, net of tax and general corporate expenses.
(2) The three months ended March 31, 2021 includes a $52 million net gain realized upon disposal of a non-core European hospital supplies business as part of optimizing its portfolio under the Bemis Integration restructuring plan. A loss of $11 million and a gain of $63 million has been recognized in the Flexibles and Other segments respectively.

	Nine Months Ended March 31, 2021				Nine Months Ended March 31, 2022
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				684				696
Net income attributable to non-controlling interests				8				7
Tax expense				187				196
Interest expense, net				103				100
EBIT	810	174	(2)	982	891	178	(70)	999
Material restructuring and related costs	63	13	(60)	16	26	—	—	26
Net (gain) / loss on disposals(2)	6	—	(15)	(9)	9	—	—	9
Material acquisition and other costs(3)	9	1	7	17	2	—	2	4
Impact of hyperinflation	—	17	—	17	—	10	—	10
Property and other losses, net(4)	—	—	—	—	23	—	—	23
Pension settlement	—	—	—	—	—	2	1	3
Amortization of acquired intangibles	117	4	—	121	118	4	—	122
Adjusted EBIT	1,005	209	(70)	1,144	1,069	194	(67)	1,196
Adjusted EBIT / sales %	13.7%	10.1%		12.2%	13.1%	7.9%		11.2%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					6	(7)		4
% items affecting comparability(5)					1	—		1
% currency impact					1	—		1
% comparable constant currency					8	(7)		6
(1) Other includes equity in income of affiliated companies, net of tax and general corporate expenses.
(2) Net (gain)/loss on disposals for the nine months ended March 31, 2022 includes an expense of $9 million from the disposal of non-core assets. The nine months ended March 31, 2021 includes the gain realized upon the disposal of AMVIG and the loss upon disposal of other non-core businesses not part of material restructuring programs.
(3) Includes costs associated with the Bemis acquisition.
(4) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(5) Reflects the impact of disposed and ceased operations.

Reconciliations of Adjusted Free Cash Flow

	Nine Months Ended March 31,
($ million)	2021	2022
Net cash provided by operating activities	617	589
Purchase of property, plant, and equipment and other intangible assets	(335)	(373)
Proceeds from sales of property, plant, and equipment and other intangible assets	6	7
Material transaction and integration related costs	72	40
Adjusted Free Cash Flow(1)	360	263
(1) Adjusted Free Cash Flow excludes material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

	Nine Months Ended March 31,
($ million)	2021	2022
Adjusted EBITDA	1,455	1,507
Interest paid, net	(79)	(72)
Income tax paid	(218)	(163)
Purchase of property, plant, and equipment and other intangible assets	(335)	(373)
Proceeds from sales of property, plant, and equipment and other intangible assets	6	7
Movement in working capital	(451)	(647)
Other	(18)	4
Adjusted Free Cash Flow(1)	360	263
(1) Adjusted Free Cash Flow excludes material transaction and integration related cash costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2021	March 31, 2022
Cash and cash equivalents	(850)	(1,077)
Short-term debt	98	57
Current portion of long-term debt	5	15
Long-term debt, less current portion	6,186	7,177
Net debt	5,439	6,172